UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 12, 2010

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  John J. Quinn was appointed to the Board of Directors of NutraCea and Chairman of NutraCea’s Audit Committee effective April 9, 2010.  Mr. Quinn, 62, is a Certified Public Accountant and has spent the majority of his 40 plus year career in the public accounting business as an Assurance Partner with PricewaterhouseCoopers LLP (“PwC”) and Ernst & Young LLP (“E&Y”).  Mr. Quinn retired from PwC in 2008, where he served in the National Office—Assurance Services in New York and as the Office Managing Partner in Indianapolis since 1998. From 1993 to 1997, he was Director, Executive Vice-President and Chief Financial Officer of Standard Management Corporation, a publicly-held financial services company with US and international operations.  Prior to this, Mr. Quinn spent the first 24 years of his career in E&Y’s Indianapolis office serving a variety of clients.  Mr. Quinn currently serves on the boards of Central Indiana Community Foundation, a $600 million foundation, where he has served as Chairman of the Board and Chairman of the Audit and Finance Committee, and Legacy Fund, Inc., an affiliated foundation. Mr. Quinn is a graduate of the University of Notre Dame (cum laude) and the Kellogg Executive Program at Northwestern University.

Pursuant to the compensation package for all of Nutracea’s independent directors, Mr. Quinn will receive an annual retainer of $40,000 and up to $2,000 per meeting attended for acting as director.  In addition, Mr. Quinn will receive an annual retainer of $10,000 for serving as Chairman of the Audit Committe.  NutraCea issues annually to each independent director an option to purchase 250,000 shares of common stock at a price per share equal to the market price of our common stock on the date of grant.  Each option vests monthly over 12 months.  The annual retainers and option grant will be prorated for 2010 based on Mr. Quinn’s appointment date.

A copy of NutraCea’s press release issued on April 15, 2010 announcing the appointment of Mr. Quinn to NutraCea’s Board of Direcotrs is attached as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
99.1	Press Release dated April 15, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 15, 2010	By:	/s/ W. John Short
W. John Short
Chief Executive Officer
(Duly Authorized Officer)